Exhibit 99.2


                           UNITED NATURAL FOODS, INC.

                           2004 EQUITY INCENTIVE PLAN

                           RESTRICTED STOCK AGREEMENT


            This Restricted Stock Agreement ("Agreement") effective as of _____________, 20__, between United Natural Foods, Inc. ("Company") and
___________________ ("Participant"), who is an employee, consultant, or non-employee director of the Company or a Subsidiary, evidences the award of Restricted Stock to the Participant under the United Natural Foods, Inc. 2004 Equity Incentive Plan ("Plan").

            In consideration of services rendered and agreed to be rendered, the Company makes this Award of Restricted Stock to the Participant named in the first sentence of this Agreement. This Agreement and the issuance or transfer of shares of the Company's common stock are conditioned on the following terms:


      1. Definitions.

            All capitalized terms that are not otherwise defined in this Agreement shall have the meanings set forth in the Plan.

            (a) Grant Date means _________________, 20__ [same date as introductory paragraph]

            (b) Participant, solely for purposes of this Agreement, means the employee, consultant or non-employee director designated above.

            (c) Repurchase Option means the right and option of the Company to repurchase Restricted Stock pursuant to Sections 5 and 6 of this Agreement.

            (d) Repurchase Price means the amount for which the Company may repurchase Shares from the Participant in exercising its Repurchase Option pursuant to Sections 5 and 6 of this Agreement.

            (e) Restriction Period means the period commencing upon issuance of Shares in accordance with Section 2 and ending on the last date listed in Section 3 of this Agreement.

            (f) Shares means Shares, as defined in Section 1(f) of the Plan, issued pursuant to this Agreement.

            (g) Unvested Shares means Shares issued pursuant to this Agreement as to which the Restriction Period has not expired under
                  Section 3 of this Agreement.

      2.    Grant or Purchase of Shares.

            The Company hereby grants to the Participant, subject to the terms and conditions set forth in this Agreement and in the Plan, _____ Shares at a purchase price of $_______ per Share. The aggregate purchase price, if any, for the Shares shall be paid by the Participant by check payable to the order of the Company or such other method as may be acceptable to the Company. Upon receipt by the Company of any required payment for the Shares or upon the Grant Date (if no purchase price is required), the Company shall issue to the Participant one or more certificates in the name of the Participant for the number of Shares purchased by or granted to the Participant. The Participant agrees that the Shares shall be subject to the Repurchase Option set forth in Sections 5 and 6 of this Agreement and the restrictions on transfer set forth in Sections 7 and 8 of this Agreement.

      3.    Restriction Period.

            (a) The Restriction Period under this Agreement shall expire, with respect to the number or percentage of Shares designated in the schedule below, at the close of business on the dates enumerated in the schedule below [or, if earlier, upon the death or disability (as defined in Section 14(a) of the Plan) of the Participant][and shall not expire earlier than such dates as a result of death or disability (as defined in Section
14(a) of the Plan) of the Participant]

                                               Number or Percentage of Shares
                                               or Additional Shares As To Which
            Date                               Restrictions Lapse on This Date

      -----------------                        -------------------------

      -----------------                        -------------------------

      -----------------                        -------------------------

      (b) All restrictions imposed on an Award [shall][shall not] lapse if, within twelve months after the Company obtains actual knowledge that a Change in Control has occurred, a Participant's employment with the Company and its Subsidiaries ceases for any reason. (See Section 14(c) of the Plan.)

      4. Rights of the Participant as a Stockholder.

            The Participant, as the owner of record of the Shares issued or transferred pursuant to this Agreement, shall be entitled to all the rights of a stockholder of the Company, including the right to vote, the right to receive dividends payable either in stock or in cash, and the right to receive shares in any recapitalization of the Company, subject, however, to the restrictions stated in the Plan and this Agreement and referred to in the legend described in
Section 9 below. If the Participant receives any additional shares of stock of the Company by reason of being the holder of the Shares issued or transferred under this Agreement, all such additional shares of stock shall be subject to the restrictions set forth in this Agreement that apply to such Shares, and all certificates evidencing ownership of the additional shares of common stock shall bear the legend described in Section 9 below.

      5.    Repurchase Option.

      In the event the Participant ceases to be employed by the Company or a Subsidiary for any reason or no reason, the Company shall have the right and option (the "Repurchase Option") to purchase some or all of the Unvested Shares from the Participant, for the sum of $_________ [the amount in Section (2) above] per share (the "Repurchase Price"). In the event that such Unvested Shares were issued at no cost, the Company's Repurchase Option is the right to require forfeiture and transfer of some or all of the Unvested Shares to the Company without any payment by the Company.

      6.    Exercise of Repurchase Option and Closing.

            (a) The Company may exercise the Repurchase Option by delivering or mailing to the Participant (or his estate), within 60 days after the termination of the Participant's employment, a written notice of exercise of the Repurchase Option. Such notice shall specify the number of Shares to be purchased (or forfeited, in the event the Shares were issued at no cost). If and to the extent the Repurchase Option is not so exercised by the giving of such a notice within such 60-day period, the Repurchase Option shall automatically expire and terminate effective upon the expiration of such 60-day period.

            (b) Within 10 days after delivery to the Participant of the Company's notice of the exercise of the Repurchase Option pursuant to subsection (a) above, the Participant (or his estate) shall, pursuant to the provisions of the joint Escrow Instructions referred to in Section 8, tender to the Company at its principal offices the certificate or certificates representing the Shares which the Company has elected to purchase in accordance with the terms of this Agreement, duly endorsed in blank or with duly endorsed stock powers attached thereto, all in form suitable for the transfer of such Shares to the Company. Promptly following its receipt of such certificate or certificates, the Company shall pay to the Participant the aggregate Repurchase Price, if any, for such Shares; provided, however, that any delay in making such payment shall not invalidate the Company's exercise of the Repurchase Option with respect to such Shares.

            (c) After the time at which any Shares are required to be delivered to the Company for transfer to the Company pursuant to subsection (b) above, the provisions of Section 4 shall not apply, and the Company shall not pay any dividend to the Participant on account of such Shares or permit the Participant to exercise any of the privileges or rights of a stockholder with respect to such Shares, but shall, insofar as permitted by law, treat the Company as the owner of record of such Shares.

            (d) The Repurchase Price, if any, may be payable, at the option of the Company, in cancellation of all or a portion of any outstanding indebtedness of the Participant to the Company or in cash (by check) or both.

            (e) The Company shall not purchase any fraction of a Share upon exercise of the Repurchase Option, and any fraction of a Share shall be rounded to the nearest whole Share (with any one-half Share being rounded upward).

            (f) The Company may assign its Repurchase Option to one or more persons or entities.

      7.    Restrictions on Transfer.

            The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively "transfer") any Shares, or any interest therein, that are subject to the Repurchase Option.

      8.    Escrow
            The Participant shall, upon the execution of this Agreement, execute joint Escrow Instructions in the form attached to this Agreement as Exhibit A. The joint Escrow Instructions shall be delivered to the Secretary of the Company, as escrow agent thereunder. The Participant shall deliver to such escrow agent a stock assignment duly endorsed in blank and hereby instructs the Company to deliver to such escrow agent, on behalf of the Participant, the certificate(s) evidencing the Shares issued hereunder. Such materials shall be held by such escrow agent pursuant to the terms of such Joint Escrow Instructions. The Participant shall have the right to withdraw from the escrow any Shares as to which the Repurchase Option has terminated or expired.

      9.    Restrictive Legends.

            Each certificate representing ownership of Shares acquired pursuant to this Agreement that is delivered during the Restriction Period shall have affixed thereto, in addition to any legends required under the Plan or under federal or state securities laws, a legend in substantially the following form:

            "The shares of stock represented by this certificate have been issued or transferred subject to a certain Restricted Stock Agreement between the Corporation and the registered owner of such shares (or his predecessor in interest), and are subject to restrictions on transfer and an option to purchase set forth in that Agreement. The Restricted Stock Agreement is available for inspection without charge at the office of the Secretary of the Corporation."

      10.   Effect of Prohibited Transfer.

            The Company shall not be required (a) to transfer on its books any of the Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement or the Plan or (b) to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been so sold or transferred.

      11.   Withholding and Section 83(b) Election.

            (a) The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the purchase by or grant to the Participant of the Shares or the lapse of the Repurchase Option, and to require that the Company be paid the amount of any federal, state, or local taxes required by law to be withheld.

            (b) The Participant acknowledges that he has been informed of the availability of making an election in accordance with Section 83(b) of the Code, as amended; that such election must be filed with the Internal Revenue Service within 30 days of the transfer of shares to the Participant; and that the Participant is solely responsible for making such election.

      12. Amendment. The Committee may in its sole discretion amend, modify, or terminate this Agreement, including but not limited to substituting therefore another Award of the same or a different type or changing the Restriction Period. Except as otherwise provided in the Plan or in this Agreement or as necessary to conform this Agreement to mandatory provisions of applicable federal or state laws, regulations, or rulings, the Committee shall obtain the Participant's consent before it amends this Agreement in a manner that significantly reduces the Participant's rights or benefits under this Agreement.

      13. Determinations by Committee. Determinations by the Committee shall be final, binding and conclusive with respect to the interpretation of the Plan and this Agreement.

      14. Provisions of the Plan. This grant is subject to the provisions of the Plan, which is incorporated into this Agreement by reference and a copy of which is furnished to the Participant with this Agreement.

      15. Notices and Payments. Any notice required or permitted to be given to the Participant under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States mail with postage and fees prepaid. Any notice or communication required or permitted to be given to the Company under this Agreement shall be in writing and shall be deemed effective only upon receipt by the Secretary of the Company at the Company's principal office.

      16. Waiver. The waiver by the Company of any provision of this Agreement at any time or for any purpose shall not operate as or be construed to be a waiver of the same or any other provision of this Agreement at any subsequent time or for any other purpose.

      17. Governing Law. The validity and construction of this Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of any provision of this Agreement to the substantive law of another jurisdiction.


            IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer of the Company, and the Participant has accepted and signed this Agreement, all on the day and year first mentioned above.

                                    UNITED NATURAL FOODS, INC.

                              By:    __________________________________

                              Title: __________________________________

                              Date:  __________________________________





________________________________    ________________________________
Participant                         Date

                                    EXHIBIT A

                           UNITED NATURAL FOODS, INC.

                            JOINT ESCROW INSTRUCTIONS

                      [Date of Restricted Stock Agreement]


[Name of Secretary of the Company]
United Natural Foods, Inc.
260 Lake Road
Dayville, CT 06241

Dear _____________:

            As Escrow Agent for United Natural Foods, Inc., a Delaware corporation (the "Company"), and the undersigned person ("Holder"), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Restricted Stock Agreement (the "Agreement") of even date herewith, to which a copy of these joint Escrow Instructions is attached, in accordance with the following instructions:

            1. Appointment. Holder irrevocably authorizes the Company to deposit with you any certificates evidencing Shares (as defined in the Agreement) to be held by you hereunder and any additions and substitutions to said Shares. Holder does hereby irrevocably constitute and appoint you as his attorney-in-fact and agent for the term of this escrow to execute with respect to such Shares an documents necessary or appropriate to make such Shares negotiable and to complete any transaction herein contemplated. Subject to the provisions of this paragraph 1 and the terms of the Agreement, Holder shall exercise all rights and privileges of a stockholder of the Company while the Shares are held by you.

            2. Closing of Purchase.

            (a) Upon any purchase by the Company of the Shares pursuant to the Agreement, the Company shall give to Holder and you a written notice specifying the purchase price for the Shares, as determined pursuant to the Agreement, and the time for a closing hereunder (the "Closing") at the principal office of the Company. Holder and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

            (b) At the Closing, you are directed (a) to date the stock assignment form or forms necessary for the transfer of the Shares, (b) to fill in on such form or forms the number of Shares being transferred, and (c) to deliver same, together with the certificate or certificates evidencing the Shares to be transferred, to the Company against the simultaneous delivery to you of the purchase price, if any, for the Shares being purchased or granted pursuant to the Agreement.

            3. Withdrawal. The Holder shall have the right to withdraw from this escrow any Shares as to which the Repurchase Option (as defined in the Agreement) has terminated or expired.

            4. Duties of Escrow Agent.

            (a) Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

            (b) You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact of Holder while acting in good faith and in the exercise of your own good judgment, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

            (c) You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or company, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person, firm or company by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

            (d) You shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

            (e) You shall be entitled to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder and may rely upon the advice of such counsel.

            (f) Your rights and responsibilities as Escrow Agent hereunder shall terminate if (i) you cease to be Secretary of the Company or (ii) you resign by written notice to each party. In the event of a termination under clause (i), your successor as Secretary shall automatically and without notice become Escrow Agent hereunder; in the event of a termination under clause (ii), the Company shall appoint a successor Escrow Agent hereunder.

            (g) If you reasonably require other or further instruments in connection with these joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.


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

            (h) It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

            (i) These joint Escrow Instructions set forth your sole duties with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into these joint Escrow Instructions against you.

            (j) The Company shall indemnify you and hold you harmless against any and all damages, losses, liabilities, costs, and expenses, including attorneys' fees and disbursements, for anything done or omitted to be done by you as Escrow Agent in connection with this Agreement or the performance of your duties hereunder, except such as shall result from your gross negligence or willful misconduct.

            5. Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days' advance written notice to each of the other parties hereto.

            if to the Company:      United Natural Foods, Inc.
                                    260 Lake Road
                                    Dayville, CT 06241
                                    Attn: [Name of Sender of these Instructions]

            if to the Holder:       Notices to Holder shall be sent to the
                                    address setforth below Holder's signature below.

            if to the Escrow Agent: [Name of Secretary of the Company]
                                    United Natural Foods, Inc.
                                    260 Lake Road
                                    Dayville, CT 06241

            6. Miscellaneous.

            (a) By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions, and you do not become a party to the Agreement.

            (b) This instrument shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                                           Very truly yours,

                                           United Natural Foods, Inc.


                                           By: ____________________
                                               [Name of Sender]
                                               [Title of Sender]


                                           Holder:


                                           ____________________________
                                           [Name of Recipient of Award]

                                           Address: ______________________

                                                    ______________________


                                           Date Signed: ___________________


                                           Escrow Agent:


                                           _________________________________
                                           [Name of Secretary of the Company]
                                           Secretary


                                        4